FORM 8-K
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2005

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 19, 2005, United States Cellular Corporation ("U.S. Cellular"), a subsidiary of Telephone and Data Systems, Inc. ("TDS"), determined, as a result of the recently announced exchange of cellular properties with ALLTEL Communications, Inc., to restructure its Customer Service department. As part of the realignment, U.S. Cellular will close its Customer Care Center in Medford, Oregon. The closure is expected to affect approximately 170 workers. As a result of the closure, U.S. Cellular will incur certain costs, primarily for employee severance, benefits continuation and relocation; asset impairment; and lease obligations. Although the total and timing of such costs is uncertain at this time, U.S. Cellular expects the impact of such costs on pretax income to be approximately $2 million to $4 million, a portion of which will be incurred in the third quarter of 2005. Approximately $2.5 million to $3.5 million of such costs are expected to result in future cash expenditures.

Item 2.06. Material Impairments.

The information reported in Item 2.05 "Costs Associated with Exit or Disposal Activities" is hereby incorporated by reference

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: September 22, 2005

By:	/s/ Kenneth R. Meyers

Kenneth R. Meyers
Executive Vice President-Finance, Chief Financial Officer and Treasurer (Authorized Officer of Registrant)

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